UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: November 12, 2021
(Date of earliest event reported)

Central Valley Community Bancorp
(Exact name of registrant as specified in its charter)

CA (State or other jurisdiction of incorporation)	000-31977 (Commission File Number)	77-0539125 (IRS Employer Identification Number)

7100 N. Financial Dr., Ste. 101, Frenso, CA (Address of principal executive offices)		93720 (Zip Code)
559-298-1775 (Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:
Common Stock, no par value	CVCY	NASDAQ
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on which Registered)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

    Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company ☐

    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 1.01    Entry into a Material Definitive Agreement.

On November 12, 2021, Central Valley Community Bancorp (the “Company”) completed the issuance and sale (the “Offering”) of $35,000,000 in aggregate principal amount of 3.125% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “Notes”) pursuant to Subordinated Note Purchase Agreement, dated November 12, 2021 (the “Note Purchase Agreement”), by and among the Company and the purchaser named therein (the “Purchaser”). The Notes were issued by the Company to the Purchaser at a price equal to 100% of their face amount. The Notes were offered and sold by the Company to the Purchaser in a private offering in reliance on the exemption from the registration requirements of Section 4(a)(2) of the Securities Act of 1933, as amended, and the provisions of Regulation D thereunder. The Company intends to use the proceeds from the private placement for general corporate purposes.

The Notes will mature on December 1, 2031. From and including November 12, 2021, to, but excluding, December 1, 2026 or the date of earlier redemption, the Company will pay interest on the Notes semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, at a fixed interest rate of 3.125% per annum. From and including December 1, 2026, to, but excluding, the maturity date or the date of earlier redemption (the “Floating Rate Period”) the Company will pay interest on the Notes at a floating interest rate. The floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period shall be equal to the then-current Three-Month Term SOFR (as defined in the Notes) plus 210 basis points for each quarterly interest period during the Floating Rate Period. Interest payable on the Notes during the Floating Rate Period will be paid quarterly in arrears on March1, June 1, September 1 and December 1, of each year, commencing on March 1, 2027. Notwithstanding the foregoing, in the event that the benchmark rate is less than zero, the benchmark rate shall be deemed to be zero.

The Company may, at its option, redeem the Notes (i) in whole or in part on or after the fifth anniversary of the issue date, or (ii) in whole, but not in part, upon the occurrence of a “Tier 2 Capital Event,” a “Tax Event,” or “Investment Company Event” (each as defined in the Notes). The redemption price for any redemption is 100% of the principal amount of the Notes, plus accrued, but unpaid interest thereon to, but excluding, the date of redemption. Any redemption of the Notes will be subject to the receipt of any and all required federal and state regulatory approvals, including the approval of the Board of Governors of the Federal Reserve System to the extent then required under applicable laws or regulations.

There is no right of acceleration of maturity of the Notes in the case of default in the payment of principal of, or interest on, the Notes or in the performance of any other obligation of the Company under the Notes. The Notes provide that holders of the Notes may accelerate payment of indebtedness only upon the Company’s bankruptcy, insolvency, reorganization, receivership or other similar proceedings.

The Notes are general unsecured, subordinated obligations of the Company and rank junior to all of its existing and future Senior Indebtedness (as defined in the Notes), including all of its general creditors. The Notes will be equal in right of payment with any of the Company’s existing and future subordinated indebtedness, and will be senior to the Company’s obligations relating to any junior subordinated debt securities issued to the Company’s subsidiary trusts. In addition, the Notes are effectively subordinated to all secured indebtedness of the Company to the extent of the value of the collateral securing such indebtedness.

The Note Purchase Agreement contains certain customary representations, warranties, and covenants made by each of the Company and the Purchaser. The Notes are not subject to any sinking fund and are not convertible into or exchangeable for any other securities or assets of the Company or any of its subsidiaries. The Notes are not subject to redemption at the option of the holders. The Notes are the obligations of the Company only and are not obligations of, and are not guaranteed by, any of the Company’s subsidiaries including Central Valley Community Bank. The Notes were designed to qualify initially as Tier 2 capital for the Company for regulatory capital purposes.

The foregoing descriptions of the Note Purchase Agreement and the Notes do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the form of the Note Purchase Agreement and the form of Notes, each of which is attached hereto as an exhibit and is incorporated herein by reference.

Keefe, Bruyette & Woods, A Stifel Company, acted as the sole placement agent.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01.    Regulation FD Disclosure

On November 12, 2021, the Company issued a press release announcing the completion of the offering of the Notes, which is furnished as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
4.1	Form of 3.125% Fixed-to-Floating Rate Subordinated Note due 2031 (attached as Exhibit 10.1 hereto).
10.1	Form of Subordinated Note Purchase Agreement, dated November 12, 2021, by and Among Central Valley Community Bancorp and the Purchaser named therein.
99.1	Press release issued by Central Valley Community Bancorp, dated November 12, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	November 12, 2021	CENTRAL VALLEY COMMUNITY BANCORP By: /s/ David A. Kinross David A. Kinross Executive Vice President and Chief Financial Officer (Principal Accounting Officer)